EXHIBIT 99.1

Contact:	Mark Hord ViewPoint Financial Group, Inc. 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE July 23, 2010
ViewPoint Financial Group, Inc. Reports Second Quarter 2010 Earnings
Quarterly EPS of $0.13 Highest Since Becoming Public Company
PLANO, Texas, July 23, 2010 — ViewPoint Financial Group, Inc. (NASDAQ: VPFG/VPFGD), the holding company for ViewPoint Bank, announced financial results today for its predecessor entity, ViewPoint Financial Group (the “Company”), for the three and six month periods ended June 30, 2010. Detailed results of the quarter will be available in ViewPoint Financial Group, Inc.’s Quarterly Report on Form 10-Q, which we expect to be filed on July 26, 2010, and posted on our websites, http://viewpointbank.com and http://viewpointfinancialgroup.com. References to the Company in this document refer to ViewPoint Financial Group, ViewPoint Financial Group, Inc., and ViewPoint Bank, as the context requires.
Performance Highlights
•	Shareholders and depositors approved plan of conversion and reorganization: In June 2010, the Company’s shareholders and ViewPoint Bank’s depositors approved the plan of conversion and reorganization, and the conversion and offering was completed on July 6, 2010.

•	EPS of $0.13 the highest since becoming public company: Basic and diluted quarterly earnings per share of $0.13, up $0.02 from last quarter and up $0.29 from the same period last year, is our highest quarterly EPS since becoming a public company in 2006.

•	NPA ratio below 1.00%: Our non-performing assets to total assets ratio was 0.85% at June 30, 2010, outperforming the SNL Bank and Thrift industry index of 2.72%.

•	Net charge-offs declined by 50%: Net charge-offs for the three months ended June 30, 2010, decreased $494,000, or 49.6%, from the same period last year.

•	Continued loan growth: Warehouse Purchase Program and commercial non-mortgage loans helped gross loans (including loans held for sale) increase by $161.1 million, or 11.0%, from December 31, 2009.

•	Deposit growth of $152.4 million: Deposits increased by $152.4 million, or 8.5%, from December 31, 2009, primarily due to growth of $123.1 million in interest bearing demand accounts.
“We are pleased to report continued earnings improvement and our new status as a full-stock company,” said Gary Base, President and Chief Executive Officer. “Many thanks to the shareholders, depositors and employees who made our reorganization possible. We look forward to taking advantage of new opportunities for growth in the months and years ahead.”
Results of Operations for the Three and Six Months Ended June 30, 2010
Net income for the three months ended June 30, 2010, was $3.2 million, an increase of $7.0 million from a net loss of $3.8 million for the three months ended June 30, 2009. The net loss for the three months ended June 30, 2009, resulted from a $7.8 million (net of tax, using a tax rate of 34%) impairment charge on the Company’s collateralized debt obligations. These collateralized debt obligations were sold in June 2009, eliminating this type of investment from the Company’s books. Net income excluding this impairment charge for the three months ended June 30, 2009, was $3.9 million. The $748,000 decrease in net income in the June 30, 2010, period compared to June 30, 2009, results, excluding the 2009 impairment charge, was driven by lower non-interest income and higher provision for loan losses for the three months ended June 30, 2010, and was partially offset by higher net interest income and lower non-interest expense. Our basic and diluted earnings per share for the three months ended June 30, 2010, increased $0.29 from the three months ended June 20, 2009, to $0.13, which is the highest quarterly earnings per share the Company has recorded since becoming public in 2006.

Net income for the six months ended June 30, 2010, was $5.9 million, an increase of $8.5 million from a net loss of $2.6 million for the six months ended June 30, 2009. Net income excluding an $8.1 million (net of tax) impairment charge for the six months ended June 30, 2009, was $5.5 million. The $406,000 increase in net income in the June 30, 2010, period compared to June 30, 2009, results, excluding the 2009 impairment charge on collateralized debt obligations, was driven by higher net interest income and lower non-interest expense and was partially offset by higher provision for loan losses and lower non-interest income. The decrease in non-interest income was primarily due to lower net gains on sale of loans during the six months ended June 30, 2010, compared to the same period last year and a $2.4 million gain on the sale of available for sale securities during the six months ended June 30, 2009, with no similar transaction in the 2010 period. Our basic and diluted earnings per share for the six months ended June 30, 2010, increased to $0.24 from a loss per share of $.11 for the six months ended June 30, 2009.
Net Interest Rate Spread and Margin
The net interest rate spread increased one basis point to 2.46% for the three months ended June 30, 2010, from 2.45% for the same period last year. The net interest margin decreased seven basis points to 2.73% for the three months ended June 30, 2010, from 2.80% for the three months ended June 30, 2009.
The net interest rate spread increased six basis points to 2.43% for the six months ended June 30, 2010, from 2.37% for the same period last year. The net interest margin decreased four basis points to 2.71% for the six months ended June 30, 2010, from 2.75% for the six months ended June 30, 2009.
Financial Condition as of June 30, 2010
Total assets increased by $385.0 million, or 16.2%, to $2.76 billion at June 30, 2010, from $2.38 billion at December 31, 2009. The rise in total assets was primarily due to a $163.4 million increase in loans held for sale, a $117.8 million increase in securities available for sale and a $79.0 million increase in interest bearing deposits in other financial institutions. Asset growth was funded by a $152.4 million increase in deposits and a $132.3 million increase in FHLB advances.
Loan Portfolio and Asset Quality
The Company’s mortgage subsidiary, VPBM, originated $126.6 million in one-to four-family mortgage loans during the three months ended June 30, 2010, and sold $92.4 million to investors, generating a net gain on sale of loans of $3.2 million. Also, $9.8 million in VPBM-originated loans were retained in our portfolio. Commercial real estate loans increased by $26.9 million, or 5.9%, from December 31, 2009. Our commercial real estate portfolio consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings. 89% of our commercial real estate loan balances are secured by properties located in Texas, a market that has not experienced the same economic pressures currently being experienced in other geographic areas.
The percentage of non-performing loans to total loans at June 30, 2010, was 1.71%, compared to 1.13% at December 31, 2009. Non-performing loans increased by $6.4 million, from $12.7 million at December 31, 2009, to $19.1 million at June 30, 2010. The increase in non-performing loans was primarily due to the addition of three commercial real estate loans totaling $8.1 million that were placed on nonaccrual. The non-performing asset ratio for June 30, 2010 was 0.85%, which remains well below the SNL Bank and Thrift industry index of 2.72%.
The provision for loan losses was $1.9 million for the three months ended June 30, 2010, an increase of $394,000, or 26.4%, from $1.5 million for the same time last year. This increase was primarily due to a higher level of non-performing loans. This increase in the provision was partially offset by a decrease in net charge-offs of $493,000 over the same period last year and minimal loan growth. The provision for loan losses was $3.0 million for the six months ended June 30, 2010, an increase of $98,000, or 3.3%, from $2.9 million for the same time last year. Our resulting allowance for loan losses increased from $12.3 million, or 1.10% of gross loans, at December 31, 2009, to $14.3 million, or 1.28%, of gross loans, at June 30, 2010.

Conversion, Reorganization and Related Stock Offering
On July 6, 2010, we completed our conversion from the mutual holding company structure and related public stock offering. As a result of that conversion, ViewPoint Bank has a new stock form holding company, ViewPoint Financial Group, Inc., that is wholly owned by public shareholders. All outstanding shares of ViewPoint Financial Group common stock (other than those owned by ViewPoint MHC) were converted into the right to receive 1.40 shares of ViewPoint Financial Group, Inc. common stock. ViewPoint Financial Group, Inc. sold a total of 19,857,337 shares of common stock at a purchase price of $10.00 per share in the offering, including 1,588,587 shares purchased by the ViewPoint Bank Employee Stock Ownership Plan. The offering resulted in proceeds of $198.6 million, which includes ESOP proceeds of $15.9 million. Following the conversion, ViewPoint Financial Group, Inc. had 34,864,800 shares of common stock outstanding. The below table shows earnings per share on a pro-forma basis assuming that the conversion had taken place at the beginning of the periods set forth below and that we maintained the same number of shares outstanding throughout each period.

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
	(Dollar amounts in thousands, except share
	and per share data)
Shares outstanding after conversion	34,864,800	34,864,800
Less: unvested restricted shares	(243,705)	(243,705)
Less: existing unearned ESOP shares	(789,286)	(789,286)
Less: new unearned ESOP shares	(1,588,587)	(1,588,587)

	32,243,222	32,243,222

Net income	$3,196	$5,901

Pro forma earnings per share after conversion	$0.10	$0.18
About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Total cash and cash equivalents	$131,086	$55,470
Securities available for sale, at fair value	601,888	484,058
Securities held to maturity	280,515	254,724
Mortgage loans held for sale	504,858	341,431
Loans, net of deferred net loan origination fees and allowance of $14,315 — June 30, 2010, $12,310 — December 31, 2009	1,104,141	1,108,159
Federal Home Loan Bank stock	19,680	14,147
Bank-owned life insurance	28,287	28,117
Premises and equipment, net	49,318	50,440
Accrued interest receivable and other assets	44,688	42,958

Total assets	$2,764,461	$2,379,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	185,381	193,581
Interest bearing demand	391,129	268,063
Savings and money market	722,656	701,835
Time	649,912	633,186

Total deposits	1,949,078	1,796,665
Federal Home Loan Bank advances	444,835	312,504
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	122,668	29,653

Total liabilities	2,551,581	2,173,822

Total shareholders’ equity	212,880	205,682

Total liabilities and shareholders’ equity	$2,764,461	$2,379,504

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (Loss)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest and dividend income	(unaudited)
Loans, including fees	$21,637	$21,224	$42,010	$41,962
Securities	5,931	5,913	11,649	12,627
Interest bearing deposits in other financial institutions	129	169	277	228
Federal Home Loan Bank stock	15	3	32	3

	27,712	27,309	53,968	54,820

Interest expense
Deposits	7,889	8,714	15,518	17,859
Federal Home Loan Bank advances	3,022	3,585	6,161	7,361
Other borrowings	354	195	703	325

	11,265	12,494	22,382	25,545

Net interest income	16,447	14,815	31,586	29,275
Provision for loan losses	1,888	1,494	3,034	2,936

Net interest income after provision for loan losses	14,559	13,321	28,552	26,339

Net gain on sales of loans	3,165	5,331	5,820	9,037
Other non-interest income (loss)	5,004	(4,123)	9,905	(400)
Non-interest expense	18,002	19,951	35,561	38,570

Income (loss) before income tax expense (benefit)	4,726	(5,422)	8,716	(3,594)
Income tax expense (benefit)	1,530	(1,591)	2,815	(1,007)

Net income (loss)	$3,196	$(3,831)	$5,901	$(2,587)

Basic and diluted earnings (loss) per share	$0.13	$(0.16)	$0.24	$(0.11)

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands, except share and per share data)

	(unaudited)
	Three Months Ended					Six Months Ended
	June	Mar	Dec	Sept	June	June	June
	2010	2010	2009	2009	2009	2010	2009
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	24,918,453	24,929,157	24,929,157	24,929,157	24,929,157	24,923,775	24,929,157
Less: average unallocated ESOP shares	(579,142)	(602,575)	(626,017)	(649,537)	(672,886)	(590,794)	(684,538)
Less: average unvested restricted shares	(221,176)	(258,118)	(260,118)	(260,118)	(307,219)	(239,545)	(325,588)

Average shares	24,118,135	24,068,464	24,043,022	24,019,502	23,949,052	24,093,436	23,919,031
Diluted average shares	24,118,135	24,068,464	24,043,022	24,019,502	23,949,052	24,093,436	23,919,031

Net income (loss)	$3,196	$2,705	$2,364	$2,893	$(3,831)	$5,901	$(2,587)
Earnings (loss) per share	$0.13	$0.11	$0.10	$0.12	$(0.16)	$0.24	$(0.11)

Share data at period-end:[1]
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,305,435)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,305,435)	(1,279,801)

Total shares outstanding	24,903,523	24,929,157	24,929,157	24,929,157	24,929,157	24,903,523	24,929,157

Location Data:
Number of full-service community bank offices	21	21	21	21	20	21	20
Number of in-store banking centers	2	2	2	2	3	2	3

Total community bank offices	23	23	23	23	23	23	23
Number of loan production offices	16	15	15	16	15	16	15

Performance Ratios [2]:
Return on assets	0.50%	0.45%	0.40%	0.51%	-0.68%	0.48%	-0.23%
Return on equity	5.89%	5.23%	4.65%	5.78%	-7.86%	5.59%	-2.65%
Non-interest income to operating revenues	22.77%	22.35%	24.58%	26.94%	2.86%	22.56%	13.61%
Operating expenses to average total assets	2.82%	2.92%	3.09%	3.16%	3.54%	2.87%	3.43%
Efficiency ratio [3]	73.13%	77.37%	75.12%	75.45%	71.76%	75.16%	76.90%

Capital Ratios:
Equity to total assets	7.70%	8.42%	8.64%	8.58%	8.65%	7.70%	8.65%
Risk-based capital to risk-weighted assets [4]	14.55%	15.28%	15.27%	14.33%	13.83%	14.55%	13.83%
Tier 1 capital to risk-weighted assets [4]	13.64%	14.37%	14.39%	13.60%	13.14%	13.64%	13.14%

[1]	Per share information is based on shares outstanding as of dates indicated and does not reflect effects of conversion and reorganization.

[2]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[3]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[4]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data, continued
(Dollar amounts in thousands, except share and per share data)

	(unaudited)					As of or For the Six Months
	As of or For the Three Months Ended					Ended
	June	Mar	Dec	Sept	June	June	June
	2010	2010	2009	2009	2009	2010	2009
Asset Quality Data and Ratios:
Non-performing loans	$19,088	$11,975	$12,653	$14,640	$7,337	$19,088	$7,337
Non-performing assets to total assets	0.85%	0.61%	0.70%	0.67%	0.40%	0.85%	0.40%
Non-performing loans to total loans [1]	1.71%	1.07%	1.13%	1.30%	0.62%	1.71%	0.62%
Allowance for loan losses to non-performing loans	74.99%	107.97%	97.29%	74.83%	136.24%	74.99%	136.24%
Allowance for loan losses to total loans [1]	1.28%	1.15%	1.10%	0.97%	0.84%	1.28%	0.84%

Average Balances:
Loans [2]	$1,461,923	$1,364,502	$1,420,831	$1,406,372	$1,429,924	$1,413,161	$1,444,820
Securities	865,662	782,093	758,054	619,359	612,573	823,878	633,974
Overnight deposits	82,157	113,512	57,516	132,937	74,415	98,261	51,204

Total interest earning assets	2,409,742	2,260,107	2,236,401	2,158,668	2,116,912	2,335,300	2,129,998
Deposits:
Interest bearing demand	$356,048	$284,063	$231,817	$180,997	$137,302	$320,055	$120,842
Savings and money market	723,929	700,001	695,117	674,768	667,376	711,965	655,796
Time	662,139	657,090	650,055	659,951	672,779	659,614	667,599
FHLB advances and other borrowings	366,668	342,336	359,436	354,095	365,950	354,502	392,051

Total interest bearing liabilities	$2,108,784	$1,983,490	$1,936,425	$1,869,811	$1,843,407	$2,046,136	$1,836,288

Yields:
Loans	5.92%	5.97%	5.97%	5.98%	5.94%	5.95%	5.81%
Securities	2.75%	2.93%	3.05%	3.26%	3.86%	2.84%	3.98%
Overnight deposits	0.63%	0.52%	0.76%	0.95%	0.91%	0.56%	0.89%
Total interest earning assets	4.60%	4.65%	4.85%	4.89%	5.16%	4.62%	5.15%
Deposits:
Interest bearing demand	2.47%	2.27%	2.29%	2.16%	1.86%	2.38%	1.73%
Savings and money market	1.36%	1.48%	1.56%	1.73%	1.81%	1.42%	1.95%
Time	1.95%	2.08%	2.42%	2.82%	3.01%	2.01%	3.12%
FHLB advances and other borrowings	3.68%	4.08%	4.01%	4.10%	4.13%	3.87%	3.92%
Total interest bearing liabilities	2.14%	2.24%	2.39%	2.60%	2.71%	2.19%	2.78%
Net interest spread	2.46%	2.41%	2.46%	2.29%	2.45%	2.43%	2.37%
Net interest margin	2.73%	2.68%	2.78%	2.63%	2.80%	2.71%	2.75%

[1]	Total loans does not include loans held for sale.

[2]	Includes loans held for sale